Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

June 4, 2010

SIGA Technologies, Inc.
35 East 62nd Street
New York, New York 10065

Re:	SIGA Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 1,219,250 shares (as well as any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) (the “1996 Plan Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which may be issued pursuant to the SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan, as amended (as the same may be further amended from time to time, the “1996 Plan”) and (ii) 2,000,000 shares (as well as any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) (the “2010 Plan Shares”, and together with the 1996 Plan Shares, the “Shares”) of Common Stock which may be issued pursuant to the SIGA Technologies, Inc. 2010 Stock Incentive Plan (as the same may be further amended from time to time, the “2010 Plan”, and together with the 1996 Plan, the “Plans”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A. the Registration Statement,

B. the 1996 Plan,

C. the 2010 Plan,

D. the Restated Certificate of Incorporation, as amended and Amended and Restated By-laws of the Company, and

E. the Minutes from the Meeting of the Board of Directors of the Company relating to the approval of each of the 1996 Plan and 2010 Plan.

SIGA Technologies, Inc.
June 4, 2010

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plans or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Thomas E. Constance, a member of this firm, is a director of the Company.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas     New York NY 10036-2714     Phone 212.715.9100    Fax 212.715.8000    www.kramerlevin.com

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